EXHIBIT 99.1

BUCYRUS INTERNATIONAL, INC.

ANNOUNCES SUMMARY UNAUDITED RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006

______________________________________________________________________

South Milwaukee, Wisconsin - July 20, 2006 - Bucyrus International, Inc. today announced its summary unaudited results for the three and six months ended June 30, 2006. The following includes the summary unaudited results for these periods. References to “Bucyrus” and the “Company” refer to Bucyrus International, Inc. and its consolidated subsidiaries.

	For the three months ended June 30,		For the six months ended June 30,
Dollars in thousands, except per share amounts	2006	2005	2006	2005

Consolidated Statements of Earnings:
Sales	$181,804	$140,037	$347,457	$245,558
Cost of products sold	134,870	109,043	259,650	185,538

Gross profit	46,934	30,994	87,807	60,020
Selling, general and administrative expenses	18,078	12,141	33,538	24,446
Research and development expenses	3,051	1,460	4,973	2,810
Amortization of intangible assets	449	450	901	903

Operating earnings	25,356	16,943	48,395	31,861

Interest expense	601	1,110	1,246	2,362
Other (income) expense - net	(3)	92	119	115

Earnings before income taxes	24,758	15,741	47,030	29,384

Income tax expense	3,200	5,517	10,950	10,035

Net earnings	$21,558	$10,224	$36,080	$19,349

Net earnings per share (2):
Basic:
Net earnings per share	$.69	$.34	$1.15	$.64

Weighted average shares	31,284,624	30,440,985	31,238,416	30,272,511

Diluted:
Net earnings per share	$.68	$.33	$1.14	$.62

Weighted average shares	31,615,978	31,245,990	31,571,657	31,209,929

Other Financial Data:
EBITDA (1)	$29,070	$20,313	$55,686	$38,551
Non-cash stock compensation expense	1,166	45	1,744	90
Severance	469	60	741	73
(Gain) loss on sale of fixed assets	13	(129)	55	153

__________________

(1)

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA, a measure used by management to measure liquidity and performance, is reconciled to net earnings and net cash provided by (used in) operating activities in the following table. The Company’s management believes EBITDA is useful to the investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net earnings as an indicator of operating performance or to net cash provided by (used in) operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company’s debt instruments. The definition of EBITDA used in the Company’s debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and the Company’s ability to engage in certain activities such as incurring additional debt and making certain payments.

(2)	Adjusted for three-for-two stock split effective as of March 29, 2006.

	For the three months ended June 30,		For the six months ended June 30,
Dollars in thousands	2006	2005	2006	2005

Net earnings	$21,558	$10,224	$36,080	$19,349
Interest income	(127)	(149)	(241)	(358)
Interest expense	601	1,110	1,246	2,362
Income taxes	3,200	5,517	10,950	10,035
Depreciation	3,133	2,920	6,240	5,784
Amortization	705	691	1,411	1,379

EBITDA	29,070	20,313	55,686	38,551

Changes in assets and liabilities	(38,056)	(23,271)	(14,234)	(21,022)
Non-cash stock compensation expense	1,166	45	1,744	90
(Gain) loss on sale of fixed assets	13	(129)	55	153
Interest income	127	149	241	358
Interest expense	(601)	(1,110)	(1,246)	(2,362)
Income tax expense	(3,200)	(5,517)	(10,950)	(10,035)

Net cash provided by (used in) operating activities	$(11,481)	$(9,520)	$31,296	$5,733

Dollars in thousands	June 30, 2006	December 31, 2005

Consolidated Balance Sheets
Assets
Cash and cash equivalents	$10,128	$12,451
Receivables-net	154,369	155,547
Inventories	155,614	133,476
Deferred income taxes	19,051	18,363
Prepaid expenses and other current assets	4,255	6,982

Total current assets	343,417	326,819

Goodwill	47,306	47,306
Intangible assets-net	33,619	34,565
Deferred income taxes	14,452	10,355
Other assets	8,046	8,767

Total other assets	103,423	100,993

Property, plant and equipment - net	88,513	64,155

Total assets	$535,353	$491,967

Liabilities and Common Shareholders’ Investment
Accounts payable and accrued expenses	$115,926	$106,747
Liabilities to customers on uncompleted contracts and warranties	36,715	35,239
Income taxes	14,062	11,943
Current maturities of long-term debt and other short-term obligations	272	1,339

Total current liabilities	166,975	155,268

Dollars in thousands	June 30, 2006	December 31, 2005

Postretirement benefits	14,749	14,257
Pension and other	35,205	34,567

Total other liabilities	49,954	48,824

Long-term debt	58,373	66,975

Common shareholders’ investment	260,051	220,900

Total liabilities and common shareholders’ investment	$535,353	$491,967

The results for the three months ended June 30, 2006 include an increase in sales of $41.8 million or 29.8% as compared to the three months ended June 30, 2005. New machine sales were $53.8 million, a decrease of $1.1 million or 2.2% from $54.9 million for the three months ended June 30, 2005, and aftermarket parts and service sales were $128.0 million, an increase of $42.9 million or 50.5% from $85.1 million for the three months ended June 30, 2005. The decrease in new machine sales was primarily due to the manufacturing of one dragline being substantially completed at the end of the first quarter of 2006. The results for the six months ended June 30, 2006 include an increase in sales of $101.9 million or 41.5% as compared to the six months ended June 30, 2005. New machine sales were $107.2 million, an increase of $24.5 million or 29.7% from $82.7 million for the six months ended June 30, 2005, and aftermarket parts and service sales were $240.3 million, an increase of $77.4 million or 47.5% from $162.9 million for the six months ended June 30, 2005. The increase in new machine sales for the first six months of 2006 when compared to 2005 resulted from the sustained strength in prices of commodities that are surfaced mined by the Company’s machines. The increase in aftermarket parts and service sales in 2006 reflects the Company’s continuing initiatives and strategies to capture additional market share. Also, aftermarket sales continue to increase as the existing installed fleet of machines operates at very high utilization levels due to the current demand and increased prices for commodities. Aftermarket sales have increased in both the United States and international markets. The Company achieved operating earnings of $25.4 million for the three months ended June 30, 2006 and $48.4 million for the six months ended June 30, 2006. Operating earnings for the three and six month periods ended June 30, 2006 increased from 2005 primarily due to increased gross profit resulting from increased sales volume.

For the three months ended June 30, 2006, the Company recorded income tax expense of $3.2 million. This amount was reduced by a net income tax benefit of approximately $3.7 million related to foreign tax credits. The foreign tax credits resulted from the completion of the Company’s evaluation of its potential to claim additional foreign tax credits generated in previous tax periods.

As of June 30, 2006, the Company’s total backlog was $715.9 million, $442.1 million of which was expected to be recognized within twelve months of such date. This represents a 25.0% and 26.9% increase from the March 31, 2006 total backlog of $572.6 million and twelve months backlog of $348.5 million, respectively, and a 24.9% and 36.3% increase from the June 30, 2005 total backlog of $573.3 million and twelve months backlog of $324.4 million, respectively. The increase from March 31, 2006 and June 30, 2005 was primarily due to an increase in new machine orders, which totaled $178.2 million during the second quarter of 2006. Inquires for the Company’s machines remain at a high level.

                As of June 30, 2006, the Company had aggregate outstanding indebtedness of $58.6 million compared with $68.3 million at December 31, 2005. The Company had borrowings of $54.9 million under its revolving credit facility as of June 30, 2006 and cash and cash equivalents were $10.1 million as of that date.

On July 20, 2006, the Company’s Board of Directors declared a cash dividend of $.05 per share on Bucyrus’ Class A common stock, which is to be paid on August 21, 2006 to shareholders of record on August 3, 2006.

On July 20, 2006, Bucyrus announced that it will undertake the third phase of its multi-phase expansion program at its South Milwaukee facility. The first phase of the expansion, which was announced on August 24, 2005, will provide 110,000 square feet of new space for welding and machining of large electric mining shovel components. Phase one is expected to be fully completed in the fourth quarter of 2006 with initial manufacturing to begin ahead of schedule in August 2006.

The second phase, announced on February 16, 2006, will expand the Company’s new facility north of Rawson Avenue to over 350,000 square feet of welding, machining and outdoor hard-goods storage space. Construction is expected to be completed in mid-2007 and is currently ahead of the original schedule. The aggregate cost of phase one and two of the expansion project is expected to be approximately $54 million.

The third phase of the expansion project was approved in support of Bucyrus’ ongoing efforts to meet the continued growth of demand for its machines and their components. Phase three will include the renovation of manufacturing buildings and offices at the Company’s existing facilities south of Rawson Avenue in South Milwaukee, Wisconsin, USA. Its focus is on modernizing and improving manufacturing and administrative efficiencies and includes renovation as well as expansion of existing buildings and the addition of new machine tools. The steps for accomplishing phase three are scheduled to maximize manufacturing throughput during the renovation and construction processes. Phase three construction is scheduled to be completed by the fourth quarter of 2007 and is expected to cost approximately $58 million.

Bucyrus will be holding a telephone conference call pertaining to this news release at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, July 21, 2006. Interested parties should call 866.356.4123 (617.597.5393 for international callers), participant passcode 49546388. A replay of the call will be available through August 4, 2006 at 888.286.8010 (617.801.6888 internationally), passcode 11695707.

Bucyrus is one of the world’s leading manufacturers of large-scale excavation equipment used in surface mining. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of Bucyrus’ business consists of aftermarket sales in support of its large installed base (almost $12.5 billion based on estimated replacement value) of machines which have service lives from fifteen to forty years.

Statements contained in this press release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Bucyrus’ actual results, performance or achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those risk factors and cautionary factors described in the “Risk Factors” and “Forward-Looking Statements” sections of Bucyrus’ Form 10-K for the year ended December 31, 2005 and other factors described in Bucyrus’ subsequent reports filed with the Securities and Exchange Commission. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements.

# # #